Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Nick Tomashot Chief Financial Officer (614) 748-1150 nick.tomashot@pinnacle.com

PDSi Reports Third Quarter 2011 Results

COLUMBUS, Ohio – October 27, 2011 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months ended September 30, 2011.

John D. Bair, Chairman of the Board, President and Chief Executive Officer, stated, “Today we have zero debt and are accumulating cash for investment in growth; we have delivered seven sequential quarters of profitability (including a record fiscal 2010); and have a flatter organization with a leaner overhead cost structure. Today’s 33% gross margins are ten points higher than past years’, and SG&A has been reduced by half. All of this was accomplished in the worst economic environment in a generation. I can’t begin to tell you how pleased I am with the accomplishments of the PDSi team, and the transformation of our business that is a result of their hard work.”

Total sales were $6.7 million for the 2011 third quarter, down slightly compared to the second quarter of 2011. Timothy J. Harper, Chief Operating Officer, added, “Revenue roughly plateaued in the third quarter relative to Q2 – when PDSi set a new record for quarterly Service revenue. However, we have a lot of business opportunities in front of us at all stages of sales development. To help develop and execute these opportunities we have funded strategic investments that have expanded our capability in both products and services, and are adding resources to enable and support growth. This includes investment in the capability to service an array of new telecom technologies; starting up our new Asia Pacific service center in Singapore; as well as strategically adding resources to support current growth, anticipated new program ramps, and the development of our new business pipeline.”

The $0.2 million profit, or $0.03 per diluted share, for the third quarter included a $0.06 million, or $0.01 per share, income tax benefit associated with the finalization of the amended federal and state tax returns for prior years impacted by the research and development (“R&D”) tax credit study. This offsets a related net $0.07 million tax expense that impacted Q2 2011. In Q4 2010 and Q1 2011, the Company recorded a $0.8 million cumulative benefit for these credits, net of a reserve for uncertain tax positions.

Cash generated from operations during the quarter was $0.3 million, the eleventh sequential quarter with positive operating cash flow. The Company did not utilize its line of credit during the quarter, and cash on hand at the end of September grew to $1.5 million, up from $1.3 million at the end of June.

Financial Results

Net Income

Net income for the third quarter of 2011 was $0.2 million, or $0.03 per diluted share. This compares to $1.7 million, or $0.21 per diluted share, for the same quarter last year. The third quarter of last year was impacted by a $1.3 million, or $0.17 per diluted share, non-cash net benefit related to the reversal of substantially all of the Company’s deferred tax asset valuation allowance. The third quarter of 2011 was impacted by a nonrecurring $0.06 million, or $0.01 per share, income tax benefit related to the R&D tax credit study mentioned previously.

Sales

Total sales grew 6% to $6.7 million for the 2011 third quarter from $6.3 million for the same quarter a year ago. Third quarter Product sales declined 8% to $2.2 million in 2011 from $2.3 million in 2010. This decline primarily was attributable to the ramp down of legacy programs, partially offset by growth in defense and imaging. Service sales increased $0.6 million, or 14%, to $4.5 million for the 2011 third quarter, with the growth attributable to the ramp of business in the U.S. and EMEA for both new customers and new programs within existing customers.

Gross Profit

Gross profit was flat at $2.2 million for the 2011 third quarter compared to same quarter last year, while gross margin as a percentage of revenue declined compared to last year from 35% to 33%. The gross margin percentage decline was attributable to the mix of Service segment revenue, combined with investments made in the Company’s operations to add capability and support growth of the business in the U.S., Europe and Asia.

Operating Expenses

Operating expenses were up to just under $2.0 million for the 2011 third quarter from more than $1.7 million a year ago, reflecting investments in personnel necessary to support and grow the business.

Interest Expense

Interest expense for the 2011 third quarter was reduced to zero from $4,000 the same quarter last year. The Company has not used its line of credit since the first quarter of this year, compared to an average balance of approximately $0.6 million over fiscal 2010.

Recent PDSi Highlights

•	During the third quarter, PDSi established PDSi Singapore, Pte. Ltd., the Company’s new Asia Pacific region service center.

•

PDSi announced in July that it has entered into an OEM agreement with IBM. This agreement provides the Company access to market leading technologies that can be leveraged across all three target markets to develop Products and Services designed for the demanding requirements of the telecommunications, defense, medical and ruggedized industrial markets.

Conference Call

PDSi will host a conference call on Friday, October 28, 2011, at 11:00 a.m. EDT. John D. Bair, President, Chief Executive Officer, and Chief Technology and Innovation Officer; Timothy J. Harper, Chief Operating Officer; and Nicholas J. Tomashot, Chief Financial Officer, will discuss the 2011 third quarter results.

The telephone number to participate in the conference call is (877) 485-3107. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations” and then “Conference Calls.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of Electronics Repair and Reverse Logistics Services, ODM/OEM Integrated Computing Services, and Embedded Computing Products and Design Services for the Diversified Computing, Telecom, Imaging, Defense/Aerospace, Medical, Semiconductor and Industrial Automation markets. PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and/or specialized production capabilities. With facilities in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

More than just an ODM, integrator or reverse logistics provider, PDSi’s engineering, technical and operational capabilities span the entire product lifecycle allowing us to better understand and develop custom solutions for each of our customer’s unique requirements. Our product capabilities range from board-level designs to globally certified, fully integrated systems, specializing in long-life computer products and unique, customer-centric solutions. Our capability to perform higher-level repair services in-region allows us to customize solutions for our customers so that they can deliver world-class service levels to their customers with reduced logistics, component replacement and inventory costs.

“PDSi puts computer technologies to work for our customers.”

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the year ending December 31, 2011. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

•

changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$1,529	$465
Accounts receivable, net of allowance for doubtful accounts of $109 and $106, respectively	4,076	4,469
Inventory, net	3,046	3,226
Deferred income taxes	771	762
Other current assets	425	492

Total current assets	9,847	9,414

Property and equipment, net	1,015	685
Goodwill	767	767
Deferred income taxes	1,224	929
Other assets	105	193

TOTAL ASSETS	$12,958	$11,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$—	$273
Accounts payable	1,707	1,404
Accrued wages, payroll taxes and employee benefits	501	581
Unearned revenue	101	30
Other current liabilities	529	743

Total current liabilities	2,838	3,031

Other liabilities	449	296

TOTAL LIABILITIES	3,287	3,327

STOCKHOLDERS’ EQUITY
Common stock	5,802	5,790
Additional paid-in capital	2,022	1,962
Accumulated other comprehensive income (loss)	(101)	(90)
Retained earnings	1,948	999

Total stockholders’ equity	9,671	8,661

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,958	$11,988

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Sales	$6,695	$6,314	$19,921	$23,094
Cost of sales	4,479	4,088	13,378	16,484

Gross profit	2,216	2,226	6,543	6,610
Operating expenses	1,981	1,732	5,700	5,295

Income from operations	235	494	843	1,315
Other expense
Interest expense	—	4	1	45

Income before income taxes	235	490	842	1,270
Income tax expense (benefit)	21	(1,183)	(107)	(1,012)

Net income	$214	$1,673	$949	$2,282

Weighted average common shares outstanding:
Basic	7,880	7,842	7,870	7,831
Diluted	8,125	8,011	8,116	7,960

Earnings per common share:
Basic	$0.03	$0.21	$0.12	$0.29
Diluted	0.03	0.21	0.12	0.29

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$949	$2,282

Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	29	(19)
Inventory reserves	124	246
Depreciation and amortization	273	298
Provision (benefit) for deferred income taxes	(304)	(1,037)
Share-based payment expense	60	34
Decrease in assets:
Accounts receivable	353	1,111
Inventory	52	113
Other assets	93	16
Increase (decrease) in liabilities:
Accounts payable	196	(956)
Unearned revenue	71	62
Other liabilities	(338)	(357)

Total adjustments	609	(489)

Net cash provided by operating activities	1,558	1,793

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(366)	(110)

Net cash used in investing activities	(366)	(110)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(273)	(2,076)
Net change in outstanding checks	132	136
Other	9	59

Net cash used in financing activities	(132)	(1,881)

EFFECT OF EXCHANGE RATE ON CASH	4	(1)

INCREASE (DECREASE) IN CASH	1,064	(199)
Cash at beginning of period	465	323

Cash at end of period	$1,529	$124

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:
Acquisitions of equipment through capital lease	$196	$40

###